Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
November 4, 2015

BELMOND LTD. REPORTS THIRD QUARTER 2015 RESULTS

▪	Third quarter same store revenue per available room (“RevPAR”) up 13% over prior-year quarter on a constant currency basis, exceeding guidance range of 5% to 9%

▪	Third quarter total revenue up $13.7 million or 8% over prior-year quarter on a constant currency basis

▪	Third quarter total adjusted EBITDA up $8.1 million or 19% over prior-year quarter on a constant currency basis

▪	Appointed seasoned hospitality executive and board member Roeland Vos president and chief executive officer in September 2015

▪	Announced the appointment of Philippe Cassis to executive vice president, chief operating officer in August 2015

▪	Announced the appointment of Lord Livingston to the Company's board of directors in October 2015

HAMILTON, BERMUDA - November 4, 2015. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the third quarter ended September 30, 2015.

Total revenue for the third quarter of 2015 was $173.7 million, down $14.1 million or 8% from $187.8 million for the third quarter of 2014 largely due to year-over-year currency depreciation. In constant currency, total revenue for the third quarter of 2015 increased $13.7 million or 8% over the third quarter of 2014.

Total hotels revenue for the third quarter was $145.5 million, a decrease of $13.2 million or 8% from $158.7 million for the third quarter of 2014 largely due to year-over-year currency depreciation. In constant currency, total hotels revenue for the third quarter of 2015 increased $13.1 million or 10% over the prior-year quarter primarily due to revenue growth of $11.8 million or 15% at the Company's European hotels.

Same store RevPAR for owned hotels for the third quarter of 2015 increased 13% over the prior-year quarter on a constant currency basis as a result of a 7% increase in average daily rate ("ADR") and a 3 percentage point increase in occupancy.

Total adjusted EBITDA for the third quarter of 2015 was $51.9 million, a $1.6 million or 3% decrease from total adjusted EBITDA of $53.5 million for the third quarter of 2014 largely due to year-over-year currency depreciation. In constant currency, total adjusted EBITDA for the third quarter of 2015 increased $8.1 million or 19% primarily as a result of year-over-year adjusted EBITDA growth of $7.2 million or 21% at the Company's European hotels and $1.6 million or 26% for the Company's PeruRail joint venture.

Adjusted net earnings from continuing operations for the third quarter of 2015 were $14.6 million ($0.14 per common share), a $2.4 million or 14% decrease from $17.0 million ($0.16 per common share) for the third quarter of 2014.

Roeland Vos, president and chief executive officer, remarked: “I am honored by my recent appointment as Belmond's CEO and am excited by the opportunities I see for this Company. I firmly believe we have a solid strategy and that we have the foundation in place to accelerate the pace of growth on that strategy. At the same time, we will remain steadfastly focused on our near-term performance. Our 2015 results reflect that continued focus and illustrate the benefit of this year's revenue-generation efforts, including U.S. sales and marketing efforts to drive incremental outbound demand to Europe. In the second quarter, we saw a meaningful year-over-year increase in constant currency results largely driven by the performance of our European hotels, and that momentum continued into the second half of the year. For the third quarter, on a constant currency basis, same store RevPAR for our European hotels increased 19% largely as a result of an 8 percentage point increase in occupancy. This growth from our European hotels helped drive overall growth for the third quarter, with total same store RevPAR up 13% and adjusted EBITDA up 19%, both in constant currency and as compared to the third quarter of 2014.

"Looking at the remainder of 2015, we expect that the strong constant currency performance we experienced for the first nine months of the year will continue through the fourth quarter. As a result of exceeding our third quarter guidance, coupled with stronger growth expectations for our fourth quarter of 2015, we have again increased our full year 2015 guidance. Our same store, constant currency RevPAR guidance for the full year is now for growth of between 8% and 12%."

Recent Company Highlights

•
Appoints seasoned hospitality executive Roeland Vos president and chief executive officer — In September 2015, the Company announced the appointment of board member Roeland Vos as the Company's new permanent president and chief executive officer. Prior to joining Belmond, Mr. Vos served as president of the Europe, Africa and Middle East division of Starwood Hotels & Resorts Worldwide, Inc. from 2001 to 2013. Mr. Vos joined ITT Sheraton, a predecessor of Starwood, in 1982 and held progressively more senior hotel operating and management positions throughout his career, including president, Europe and senior vice president and area director, Italy and Malta, during which period he was an integral part of the introduction and expansion of the Luxury Collection. During his 12 years as president of Europe, Africa and Middle East, the division grew from 127 owned and managed properties to 243 properties spread over 60 countries, with another 64 hotels and resorts in the development pipeline.

•
Strengthens management team with appointment of Philippe Cassis to executive vice president, chief operating officer — In August 2015, the Company announced that it had appointed Philippe Cassis as executive vice president, chief operating officer. Mr. Cassis commenced this position in October 2015. Mr. Cassis most recently served as chief executive officer of Sun Resorts Limited, a Mauritian luxury hotel owner and operator from 2013 to 2015. Prior to this position, Mr. Cassis spent 28 years with Starwood Hotels & Resorts Worldwide, Inc., where he held various executive positions, including senior vice president, operations South America and global initiatives Latin America. Prior to that role, Mr. Cassis served as senior vice president, regional director of Spain and Portugal and senior vice president, regional director of Middle East and Africa.

•
Appoints Lord Livingston to the Company's board of directors — In October 2015, the Company announced that, effective November 9, 2015, Ian Livingston would join the Company's board of directors, filling the Company's vacant eighth board position. Lord Livingston is a member of the U.K. House of Lords after being made a life peer in 2013 and served as U.K. Minister of State for Trade and Investment from December 2013 to May 2015. Prior to this appointment, Lord Livingston held a number of executive positions with BT group plc, one of the world’s leading communications companies and a member of the FTSE 100, including group chief executive officer from 2008 to 2013, and served on the company's board of directors throughout his eleven-year tenure with the company. Lord Livingston currently serves as a non-executive director and chairman of the audit committee of Celtic Plc, a London Stock Exchange-listed professional football club based in Glasgow, Scotland, and is a member of the Institute of Chartered Accountants in England and Wales.

•
Re-opens safari lodge following extensive renovation — On November 1, 2015, the Company re-opened Belmond Eagle Island Lodge, one of its three safari lodges, following an approximate $6.0 million renovation. In keeping with its strategy to invest in projects with attractive returns, the Company closed Belmond Eagle Island Lodge, which is located in the Okavango Delta in Botswana, in January 2015 for a full renovation to reposition the property for enhanced performance and establish the water-based lodge as the Company's flagship safari offering.

Operating Performance

Owned hotels:
Europe:
For the third quarter of 2015, revenue from owned hotels was $89.3 million, a decrease of $5.2 million or 6% from $94.5 million for the third quarter of 2014 due to year-over-year currency depreciation. In constant currency, revenue for the region for the third quarter of 2015 increased $11.8 million or 15% over the prior-year quarter primarily due to revenue growth of $7.8 million or 14% at the Company's Italian hotels largely as a result of strong group and transient demand, particularly from U.S. customers, and $1.7 million or 41% at Belmond Grand Hotel Europe, St. Petersburg, Russia, which benefited from city-wide occupancy growth resulting from a number of events that took place in St. Petersburg during the current-year quarter.

In constant currency, same store RevPAR for owned hotels in the region increased 19% over the prior-year quarter due to an 8 percentage point increase in occupancy and 6% increase in ADR.

EBITDA for the region for the quarter was $41.1 million, a decrease of $0.7 million or 2% from $41.8 million for the third quarter of 2014 due to year-over-year currency depreciation. In constant currency, EBITDA for the region for the third quarter of 2015 increased $6.7 million or 19% over the prior-year quarter primarily due to EBITDA growth of $5.1 million or 19% at the Company's Italian hotels and $0.8 million at Belmond Grand Hotel Europe.

North America:
Revenue from owned hotels for the third quarter of 2015 was $29.3 million, up $1.0 million or 4% over $28.3 million for the third quarter of 2014. This increase was largely the result of year-over-year revenue growth of $0.7 million or 13% at Belmond El Encanto, Santa Barbara, California primarily due to active efforts to stimulate group demand, which translated into an increase in group room nights sold and a related increase in banqueting revenue.

In constant currency, same store RevPAR for owned hotels in the region was up 1% over the prior-year quarter due to a 2% increase in ADR, partially offset by a 1 percentage point decrease in occupancy.

EBITDA for the region for the quarter was $3.0 million, up $1.3 million or 76% from $1.7 million for the third quarter of 2014. Year-over-year growth for the quarter was primarily the result of a $0.5 million or 75% EBITDA increase at Belmond El Encanto and a $0.5 million or 22% EBITDA increase at Belmond La Samanna, Saint Martin, French West Indies, which benefited from a weaker euro in the third quarter of 2015 due to its predominantly euro-denominated cost base.

Rest of world:
Revenue from owned hotels for the third quarter of 2015 was $24.4 million, a decrease of $9.0 million or 27% from $33.4 million for the third quarter of 2014 largely due to year-over-year currency depreciation. In constant currency, revenue for the third quarter of 2015 increased $0.2 million or 1% over the prior-year quarter primarily as a result of revenue growth of $1.4 million or 38% at Belmond Hotel das Cataratas, Iguassu Falls, Brazil largely due to higher rates for wholesale and tour series business and increased food and beverage revenue, partially offset by a revenue decline of $1.2 million or 46% at Belmond Safaris, which was negatively affected by the closure for renovation of Belmond Eagle Island Lodge.

In constant currency, same store RevPAR for owned hotels in the region was up 3% over the prior-year quarter due to a 2% increase in ADR and 1 percentage point increase in occupancy. Excluding Belmond Copacabana Palace, Rio de Janeiro, Brazil, which benefited from the 2014 World Cup in the third quarter of 2014, same store RevPAR for the region was up 11% over the prior-year quarter in constant currency as a result of a 6% increase in ADR and 2 percentage point increase in occupancy.

EBITDA for the region for the quarter of $4.1 million decreased $3.5 million or 46% from EBITDA of $7.6 million for the prior-year quarter largely due to year-over-year currency depreciation. In constant currency, EBITDA for the region decreased $1.2 million or 20% from the prior-year quarter primarily due to EBITDA decreases of $1.1 million or 30% at Belmond Copacabana Palace and $1.0 million at Belmond Safaris, partially offset by an EBITDA increase of $0.5 million at Belmond Hotel das Cataratas.

Part-owned / managed hotels:
EBITDA for the third quarter of 2015 of $2.4 million increased $0.2 million or 9% over EBITDA of $2.2 million for the third quarter of 2014 primarily as a result of a $0.1 million or 3% increase in EBITDA recognized for the Company's Peru hotels joint venture.

Owned trains & cruises:
Revenue for the third quarter of 2015 was $21.4 million, down $1.8 million or 8% from $23.2 million for the third quarter of 2014 largely due to year-over-year currency depreciation. In constant currency, revenue decreased $0.3 million or 1% primarily as a result of a combined $1.4 million or 26% revenue decline for the Company's two U.K. day-trains largely due to weaker demand, partially offset by a $1.2 million or 16% revenue increase for the Venice Simplon-Orient-Express due in part to the benefit of improved occupancy and rate for the train's annual Istanbul journey.

EBITDA for the quarter was $3.7 million, a $1.2 million or 48% increase over EBITDA of $2.5 million for the third quarter of 2014. In constant currency, EBITDA increased $1.4 million or 59% primarily due to a $1.8 million EBITDA increase for the Venice Simplon-Orient-Express, which benefited from increased revenue and, with a euro-denominated cost base, the weaker euro in the current-year quarter.

Part-owned / managed trains:
EBITDA for the third quarter of 2015 of $6.8 million increased $0.9 million or 15% over EBITDA of $5.9 million for the third quarter of 2014 primarily as a result of a $0.7 million or 12% increase in EBITDA recognized for the Company’s PeruRail joint venture largely due to growth in the number of tickets sold and average ticket price for the joint venture's passenger train operations.

Central costs:
For the third quarter of 2015, central overheads of $10.7 million were $4.1 million higher than central overheads of $6.6 million for the prior-year quarter. Central overheads for the third quarter of 2015 included $3.7 million of expenses related to John Scott's departure, which have been adjusted out for the Company's calculation of adjusted EBITDA. Excluding these costs, central overheads for the third quarter of 2015 were $7.0 million.

The Company also incurred $1.0 million of non-cash share-based compensation expense for the current-year quarter compared to $2.7 million for the third quarter of 2014. Share-based compensation expense for the third quarter of 2015 included a $1.8 million credit related to John Scott's departure, which has been adjusted out for the Company's calculation of adjusted EBITDA. Excluding this credit, share-based compensation expense for the current-year quarter was $2.8 million.

Impairment of Goodwill

The Company recorded an impairment charge in the quarter of $4.1 million as a result of writing down a portion of the goodwill at Belmond Grand Hotel Europe.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive returns. During the third quarter of 2015, the Company invested a total of $11.2 million in its portfolio, including $2.4 million at Belmond Charleston Place, South Carolina primarily for the hotel’s rooms renovation project; $2.1 million on the Belmond Grand Hibernian luxury sleeper train, which is scheduled to commence operations in Ireland in August 2016; $1.9 million at Belmond Safaris primarily for the renovation of Belmond Eagle Island Lodge; and $1.1 million at Belmond Mount Nelson Hotel, Cape Town, South Africa primarily for the renovation of the hotel's banqueting and meeting rooms.

Share Repurchases

In the third quarter of 2015, the Company repurchased approximately 0.8 million of the Company's Class A common shares at a total cost of $9.4 million. Year-to-date through September 30, 2015, the Company had repurchased approximately 2.3 million shares at a total cost of approximately $27.7 million. As of September 30, 2015, approximately $47.3 million remained outstanding under the Company's share repurchase authorization.

Balance Sheet

At September 30, 2015, the Company had total debt of $600.1 million and cash balances of $181.7 million, resulting in total net debt of $418.4 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.5 times.

Outlook

The Company is providing the following RevPAR and other guidance for the fourth quarter and full year 2015:

	Fourth Quarter 2015	Full Year 2015

Owned hotels same store RevPAR growth guidance (1)

In constant currency
Europe	10% - 14%	15% - 19%
North America	(1)% - 3%	2% - 6%
Rest of world	15% - 19%	4% - 8%
Worldwide	8% - 12%	8% - 12%

In U.S. dollars
Europe	17% - 21%	(5)% - (1)%
North America	(2)% - 2%	1% - 5%
Rest of world	(15)% - (11)%	(20)% - (16)%
Worldwide	(3)% - 1%	(8)% - (4)%

Statement of operations guidance ($ millions)

Central overheads	$6.0 - $7.0	$33.3 - $34.3
Share-based compensation	$1.5 - $2.5	$6.3 - $7.3
Central marketing costs	$1.0 - $2.0	$4.5 - $5.5
Depreciation & amortization	$11.8 - $12.8	$49.0 - $50.0
Interest	$7.0 - $8.0	$30.5 - $31.5
Tax expense	$(0.1) - $0.9	$19.8 - $20.8

Cash flow guidance ($ millions)

Cash interest expense	$6.3 - $7.3	$27.3 - $28.3
Cash taxes	$7.1 - $8.1	$19.9 - $20.9
Scheduled loan repayments	$0.7 - $1.7	$4.4 - $5.4

(1) Projected same store RevPAR growth for the fourth quarter ending December 31, 2015 excludes the operations of Belmond Eagle Island Lodge. Projected same store RevPAR growth for the full year ending December 31, 2015 excludes the operations of Inn at Perry Cabin by Belmond, St. Michaels, Maryland, Belmond Miraflores Park, Lima, Peru and Belmond Eagle Island Lodge.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	89.3	94.5	173.1	187.2
- North America	29.3	28.3	109.9	103.9
- Rest of world	24.4	33.4	86.7	103.1
Total owned hotels	143.0	156.2	369.7	394.2
Part-owned / managed hotels	2.5	2.5	2.6	4.2
Total hotels	145.5	158.7	372.3	398.4

Owned trains & cruises	21.4	23.2	49.1	57.4
Part-owned / managed trains	6.8	5.9	14.2	11.8
Total trains & cruises	28.2	29.1	63.3	69.2

Total (1)	173.7	187.8	435.6	467.6

Analysis of earnings

Owned hotels
- Europe	41.1	41.8	63.2	63.3
- North America	3.0	1.7	23.2	15.9
- Rest of world	4.1	7.6	18.6	25.0
Total owned hotels	48.2	51.1	105.0	104.2
Part-owned / managed hotels	2.4	2.2	2.0	3.5
Total hotels	50.6	53.3	107.0	107.7

Owned trains & cruises	3.7	2.5	4.2	4.2
Part-owned / managed trains	6.8	5.9	14.2	11.8
Total trains & cruises	10.5	8.4	18.4	16.0

Central overheads	(10.7)	(6.6)	(27.3)	(21.1)
Share-based compensation	(1.0)	(2.7)	(4.8)	(5.7)
Central marketing costs	(0.9)	(0.1)	(3.5)	(2.4)
EBITDA before gain on disposal and impairment	48.5	52.3	89.8	94.5
Gain on disposal of property, plant and equipment	0.2	0.1	20.1	4.0
Impairment of goodwill	(4.1)	—	(9.8)	—
EBITDA	44.6	52.4	100.1	98.5
Depreciation & amortization	(12.2)	(12.1)	(37.2)	(37.0)
Loss on extinguishment of debt	—	—	—	(14.5)
Interest	(9.9)	(8.2)	(23.5)	(25.5)
Foreign currency, net	0.3	0.7	(3.5)	(0.3)
Earnings before tax	22.8	32.8	35.9	21.2
Tax	(12.9)	(16.4)	(19.9)	(18.3)
Net earnings from continuing operations	9.9	16.4	16.0	2.9
Discontinued operations	(0.4)	(1.5)	(0.6)	(2.7)
Net earnings	9.5	14.9	15.4	0.2
Net losses attributable to non-controlling interests	0.5	—	0.5	0.1
Net earnings attributable to Belmond Ltd.	10.0	14.9	15.9	0.3

Net earnings per common share attributable to Belmond Ltd.	0.10	0.14	0.15	—
Number of shares – millions	102.83	103.92	103.53	103.79

(1) Comprised of revenue of $168.4 million (2014 - $183.5 million) and earnings from unconsolidated companies of $5.3 million (2014 - $4.3 million) for the three months ended September 30, 2015, and revenue of $428.7 million (2014 - $461.7 million) and earnings from unconsolidated companies of $6.9 million (2014 - $5.9 million) for the nine months ended September 30, 2015.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Room Nights Available
Europe	86,173	86,296	214,144	213,422
North America	63,078	63,140	192,312	199,575
Rest of world	93,380	94,484	277,095	280,371
Worldwide	242,631	243,920	683,551	693,368

Rooms Nights Sold
Europe	65,702	58,638	136,921	124,632
North America	41,276	41,422	132,025	130,284
Rest of world	47,930	47,589	150,573	151,212
Worldwide	154,908	147,649	419,519	406,128

Occupancy
Europe	76%	68%	64%	58%
North America	65%	66%	69%	65%
Rest of world	51%	50%	54%	54%
Worldwide	64%	61%	61%	59%

Average Daily Rate (in U.S. dollars)
Europe	835	967	751	864
North America	356	353	425	418
Rest of world	309	429	354	421
Worldwide	545	621	506	556

RevPAR (in U.S. dollars)
Europe	637	657	480	505
North America	233	232	292	273
Rest of world	158	216	193	227
Worldwide	348	376	310	326

Same Store RevPAR (in U.S. dollars) (1)
Europe	637	657	480	505
North America	233	232	292	279
Rest of world	158	211	190	233
Worldwide	348	375	313	334

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	(3)%	19%	(5)%	19%
North America	—%	1%	5%	5%
Rest of world	(25)%	3%	(18)%	3%
Worldwide	(7)%	13%	(6)%	11%

(1) Same store RevPAR for the three months ended September 30, 2015 excludes the operations of Belmond Eagle Island Lodge. Same store RevPAR for the nine months ended September 30, 2015 excludes the operations of Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2015	2014

Assets
Cash	174.6	135.1
Restricted cash	6.4	1.9
Accounts receivable	32.5	30.3
Due from unconsolidated companies	10.3	15.9
Prepaid expenses and other	16.2	17.8
Inventories	25.9	30.5
Total current assets	265.9	231.5

Property, plant & equipment, net of accumulated depreciation	1,096.2	1,168.8
Investments in unconsolidated companies	71.6	65.8
Goodwill	115.9	132.6
Other intangible assets	13.3	14.0
Other assets	26.7	55.6

Total assets (1)	1,589.6	1,668.3

Liabilities and Equity
Accounts payable	20.1	24.9
Accrued liabilities	87.9	68.6
Deferred revenue	42.6	31.0
Current portion of long-term debt and capital leases	5.4	5.5
Total current liabilities	156.0	130.0

Long-term debt and obligations under capital leases	594.7	612.2
Deferred income taxes	129.2	134.1
Other liabilities	28.6	29.7

Total liabilities (2)	908.5	906.0

Shareholders’ equity	680.9	761.2
Non-controlling interests	0.2	1.1
Total equity	681.1	762.3

Total liabilities and equity	1,589.6	1,668.3

(1) Balance at September 30, 2015 includes $211.5 million (December 31, 2014 - $207.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at September 30, 2015 includes $123.0 million (December 31, 2014 - $122.1 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

EBITDA	44.6	52.4	100.1	98.5

Adjusting items:
Restructuring and other special items (1)	3.4	1.2	7.2	1.6
Gain on disposal of property, plant and equipment (2)	(0.2)	(0.1)	(20.1)	(4.0)
Impairment of goodwill	4.1	—	9.8	—

Total adjusted EBITDA	51.9	53.5	97.0	96.1

Reported net earnings attributable to Belmond Ltd.	10.0	14.9	15.9	0.3
Net losses attributable to non-controlling interests	0.5	—	0.5	0.1
Reported net earnings	9.5	14.9	15.4	0.2
Discontinued operations net of tax	(0.4)	(1.5)	(0.6)	(2.7)
Net earnings from continuing operations	9.9	16.4	16.0	2.9

Adjusting items, net of tax:
Restructuring and other special items (1)	2.6	1.1	5.7	1.3
Gain on disposal of property, plant and equipment (2)	(0.1)	(0.1)	(19.5)	(2.4)
Impairment of goodwill	4.1	—	9.8	—
Loss on extinguishment of debt	—	—	—	11.6
Accumulated depreciation adjustments	—	—	(0.7)	—
Interest adjustments (3)	2.2	0.1	1.2	0.1
Income tax adjustments (4)	(3.7)	—	—	—
Foreign exchange (5)	(0.4)	(0.5)	3.0	0.2

Adjusted net earnings from continuing operations	14.6	17.0	15.5	13.7

Reported EPS	0.10	0.14	0.15	—
Reported EPS from continuing operations	0.10	0.16	0.15	0.03
Adjusted EPS from continuing operations	0.14	0.16	0.15	0.13
Number of shares (millions)	102.83	103.92	103.53	103.79

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin
(3) Represents adjustments to interest expense for litigation settlement costs, Italian withholding tax and write-off of unamortized deferred financing costs
(4) Represents adjustments to income tax related to the change in quarterly profit mix resulting from goodwill impairments and the sale of Hotel Ritz
(5) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Reported EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment (2)	Impairment of Goodwill	Adjusted EBITDA

Three months ended September 30, 2015

Owned hotels:
- Europe	41.1	0.5	—	—	41.6
- North America	3.0	—	—	—	3.0
- Rest of world	4.1	—	—	—	4.1
Total owned hotels	48.2	0.5	—	—	48.7
Part-owned / managed hotels	2.4	—	—	—	2.4
Total hotels	50.6	0.5	—	—	51.1

Owned trains & cruises	3.7	—	—	—	3.7
Part-owned / managed trains	6.8	0.9	—	—	7.7
Total trains & cruises	10.5	0.9	—	—	11.4

Central overheads	(10.7)	3.8	—	—	(6.9)
Share-based compensation	(1.0)	(1.8)	—	—	(2.8)
Central marketing costs	(0.9)	—	—	—	(0.9)
EBITDA before gain on disposal and impairment	48.5	3.4	—	—	51.9
Gain on disposal of property, plant and equipment	0.2	—	(0.2)	—	—
Impairment of goodwill	(4.1)	—	—	4.1	—
EBITDA	44.6	3.4	(0.2)	4.1	51.9

Three months ended September 30, 2014

Owned hotels:
- Europe	41.8	—	—	—	41.9
- North America	1.7	0.1	—	—	1.8
- Rest of world	7.6	—	—	—	7.6
Total owned hotels	51.1	0.1	—	—	51.2
Part-owned / managed hotels	2.2	—	—	—	2.2
Total hotels	53.3	0.1	—	—	53.4

Owned trains & cruises	2.5	0.6	—	—	3.1
Part-owned / managed trains	5.9	—	—	—	5.9
Total trains & cruises	8.4	0.6	—	—	9.0

Central overheads	(6.6)	0.5	—	—	(6.1)
Share-based compensation	(2.7)	—	—	—	(2.7)
Central marketing costs	(0.1)	—	—	—	(0.1)
EBITDA before gain on disposal and impairment	52.3	1.2	—	—	53.5
Gain on disposal of property, plant and equipment	0.1	—	(0.1)	—	—
Impairment of goodwill	—	—	—	—	—
EBITDA	52.4	1.2	(0.1)	—	53.5

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Reported EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment (2)	Impairment of Goodwill	Adjusted EBITDA

Nine months ended September 30, 2015

Owned hotels:
- Europe	63.2	1.3	—	—	64.5
- North America	23.2	0.2	—	—	23.4
- Rest of world	18.6	—	—	—	18.6
Total owned hotels	105.0	1.5	—	—	106.5
Part-owned / managed hotels	2.0	2.2	—	—	4.2
Total hotels	107.0	3.7	—	—	110.7

Owned trains & cruises	4.2	0.3	—	—	4.5
Part-owned / managed trains	14.2	0.6	—	—	14.8
Total trains & cruises	18.4	0.9	—	—	19.3

Central overheads	(27.3)	5.4	—	—	(21.9)
Share-based compensation	(4.8)	(2.8)	—	—	(7.6)
Central marketing costs	(3.5)	—	—	—	(3.5)
EBITDA before gain on disposal and impairment	89.8	7.2	—	—	97.0
Gain on disposal of property, plant and equipment	20.1	—	(20.1)	—	—
Impairment of goodwill	(9.8)	—	—	9.8	—
EBITDA	100.1	7.2	(20.1)	9.8	97.0

Nine months ended September 30, 2014

Owned hotels:
- Europe	63.3	0.1	—	—	63.4
- North America	15.9	—	—	—	15.9
- Rest of world	25.0	—	—	—	25.0
Total owned hotels	104.2	0.1	—	—	104.3
Part-owned / managed hotels	3.5	0.5	—	—	4.0
Total hotels	107.7	0.6	—	—	108.3

Owned trains & cruises	4.2	0.6	—	—	4.8
Part-owned / managed trains	11.8	—	—	—	11.8
Total trains & cruises	16.0	0.6	—	—	16.6

Central overheads	(21.1)	1.2	—	—	(19.9)
Share-based compensation	(5.7)	(0.8)	—	—	(6.5)
Central marketing costs	(2.4)	—	—	—	(2.4)
EBITDA before gain on disposal and impairment	94.5	1.6	—	—	96.1
Gain on disposal of property, plant and equipment	4.0	—	(4.0)	—	—
Impairment of goodwill	—	—	—	—	—
EBITDA	98.5	1.6	(4.0)	—	96.1

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2015	2015	2014	2014

EBITDA	116.8	100.1	98.5	115.2

Adjusting items:
Restructuring and other special items (1)	11.0	7.2	1.6	5.4
Gain on disposal of property, plant and equipment (2)	(20.2)	(20.1)	(4.0)	(4.1)
Impairment of goodwill	11.0	9.8	—	1.2

Total adjusted EBITDA	118.6	97.0	96.1	117.7

EBITDA	116.8	100.1	98.5	115.2

Depreciation and amortization	(52.2)	(37.2)	(37.0)	(52.0)
Loss on extinguishment of debt	—	—	(14.5)	(14.5)
Other income	1.3	—	—	1.3
Interest	(33.5)	(23.5)	(25.5)	(35.5)
Foreign exchange	(0.9)	(3.5)	(0.3)	2.3
Earnings before tax	31.5	35.9	21.2	16.8
Tax	(16.4)	(19.9)	(18.3)	(14.8)
Net earnings from continuing operations	15.1	16.0	2.9	2.0
Discontinued operations	(1.7)	(0.6)	(2.7)	(3.8)
Net earnings / (losses)	13.4	15.4	0.2	(1.8)

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2015	December 31, 2014

Cash
Cash and cash equivalents	174.6	135.1
Restricted cash (including $0.7 million / $0.8 million classified within long-term other assets on the balance sheet)	7.1	2.7

Total cash	181.7	137.8

Total debt
Current portion of long-term debt and capital leases	5.4	5.5
Long-term debt and obligations under capital leases	594.7	612.2

Total debt	600.1	617.7

Net debt	418.4	479.9

Total adjusted EBITDA	118.6	117.7

Net debt / adjusted EBITDA	3.5x	4.1x

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, November 5, 2015 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 53825412. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Wednesday, November 11, 2015 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 53825412. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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